Consent of Independent Registered Public Accounting Firm

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 21, 2006 relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of Value Line Premier Growth Fund, Inc. (formerly The Value Line Special Situations Fund, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
300 Madison Avenue
New York, New York
April 27, 2006